Exhibit 99.1

Contacts:
Methes Energies International Ltd.
Michel G. Laporte, Chairman and CEO
702-932-9964

FOR IMMEDIATE RELEASE

METHES ENERGIES ENTERS INTO FEEDSTOCK CREDIT FACILITY ALLOWING IT TO RUN AT FULL CURRENT CAPACITY

LAS VEGAS, NV, August 28, 2014 -- Methes Energies International Ltd. (NASDAQ: MEIL), today announced that it has entered into a feedstock credit facility with a major provider of credit to the renewable fuels industry (the “Lender”), which will provide Methes all the feedstock that is required to run at full current capacity (1 million gallons per month or approximately 40 railcars per month) and allow Methes to fulfill future orders for biodiesel that it receives from its customers that have been approved by the credit department of the Lender. Methes has also established a feedstock hedging account with the Lender to protect its margins against market price fluctuations. The Lender is a subsidiary of a Fortune 500 company which trades in a number of commodities and the group has important connections in the biodiesel industry. The new credit facility replaces Methes’ preexisting $1.5 million credit facility.

Nicholas Ng, President of Methes, said, "Our new feedstock facility is a significant step forward for Methes.  The amounts available to us will be driven solely by sales of biodiesel and will allow us to move to full production with confidence that the feedstock will be available. Establishing an ongoing relationship with this Lender is important for the future growth of Methes since it has experience and connections in the biodiesel industry that complement and enhance our own strengths. We are very pleased that we could establish this critical new relationship. This is the first time that the Lender has provided such a facility for a Canadian biodiesel producer.”

About Methes Energies International Ltd.

Methes Energies International Ltd. is a renewable energy company that offers an array of products and services to biodiesel fuel producers. Methes also offers biodiesel processors that are unique, truly compact, fully automated state-of-the-art and continuous flow that can run on a wide variety of feedstocks. Methes markets and sells biodiesel fuel produced at its showcase production facility in Mississauga, Ontario, Canada, and at its 13 MGY facility in Sombra, Ontario, to customers in the U.S. and Canada, as well as providing multiple biodiesel fuel solutions to its clientele.  Among its services are selling commodities to its network of biodiesel producers, selling their biodiesel production and providing clients with proprietary software to operate and control their processors.  Methes also remotely monitors the quality and characteristics of its clients' production, upgrades and repairs their processors and advises clients on adjusting their processes to use varying feedstock to improve the quality of their biodiesel. For more information, please visit www.methes.com.

Forward-looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the  year ended November 30, 2013, filed on February 25, 2014, as amended, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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